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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                                PURSUANT TO 13d-2
                              (AMENDMENT NO. 1)(1)


                         PROGENICS PHARMACEUTICALS INC.
                         ------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)

                                   743187 10 6
                                   -----------
                                 (CUSIP Number)


                                NOVEMBER 18, 1999
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  / /      Rule 13d-1(b)
                  /X/      Rule 13d-1(c)
                  / /      Rule 13d-1(d)






----------------------------------

1        The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).



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CUSIP NO.   743187 10 6               13G               PAGE 2 OF 7 PAGES
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   1      NAME OF REPORTING PERSON:
                   BIOTECHNOLOGY VALUE FUND, L.P.
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) /X/ (b) / /
------------------------------------------------------------------------------
   3      SEC USE ONLY

------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
                   DELAWARE
------------------------------------------------------------------------------
          NUMBER               5    SOLE VOTING POWER
            OF                               0
          SHARES               -----------------------------------------------
       BENEFICIALLY            6    SHARED VOTING POWER
         OWNED BY                            234,093
           EACH                -----------------------------------------------
        REPORTING              7    SOLE DISPOSITIVE POWER
         PERSON                              0
          WITH                 -----------------------------------------------
                               8    SHARED DISPOSITIVE POWER
                                             234,093
------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON
                   234,093
------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                  / /
------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   2.5%
------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
                   PN
------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!



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CUSIP NO.   743187 10 6               13G               PAGE 3 OF 7 PAGES
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------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON:
                   BVF PARTNERS, L.P.
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) /X/ (b) / /
------------------------------------------------------------------------------
   3      SEC USE ONLY

------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
                   DELAWARE
------------------------------------------------------------------------------
          NUMBER               5    SOLE VOTING POWER
            OF                               0
          SHARES               -----------------------------------------------
       BENEFICIALLY            6    SHARED VOTING POWER
         OWNED BY                            286,030
           EACH                -----------------------------------------------
        REPORTING              7    SOLE DISPOSITIVE POWER
         PERSON                              0
          WITH                 -----------------------------------------------
                               8    SHARED DISPOSITIVE POWER
                                             286,030
------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON
                   286,030
------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                  / /
------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   3.0%
------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
                   PN
------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!



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CUSIP NO.   743187 10 6               13G               PAGE 4 OF 7 PAGES
------------------------------------------------------------------------------

------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON:
                   BVF INC.
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) /X/ (b) / /
------------------------------------------------------------------------------
   3      SEC USE ONLY

------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
                   DELAWARE
------------------------------------------------------------------------------
          NUMBER               5    SOLE VOTING POWER
            OF                               0
          SHARES               -----------------------------------------------
       BENEFICIALLY            6    SHARED VOTING POWER
         OWNED BY                            286,030
           EACH                -----------------------------------------------
        REPORTING              7    SOLE DISPOSITIVE POWER
         PERSON                              0
          WITH                 -----------------------------------------------
                               8    SHARED DISPOSITIVE POWER
                                             286,030
------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON
                   286,030
------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                  / /
------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   3.0%
------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
                   IA, CO
------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!



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CUSIP NO.   743187 10 6               13G               PAGE 5 OF 7 PAGES
------------------------------------------------------------------------------


ITEM 1(a).        NAME OF ISSUER:

                  Progenics Pharmaceuticals Inc. ("Progenics")

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  777 Old Saw Mill River Road
                  Tarrytown, New York  10591

ITEM 2(a).        NAME OF PERSON FILING:

                  This schedule is being filed on behalf of the following persons*:

                  (i)      Biotechnology Value Fund, L.P. ("BVF")
                  (ii)     BVF Partners, L.P.  ("Partners")
                  (iii)    BVF Inc. ("BVF Inc.")

                  * Attached as Exhibit A is a copy of an agreement between the Persons filing (as specified hereinabove) that this Schedule 13G is being filed on behalf of each of them.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  The principal business office of the persons comprising the group filing this Schedule 13G is located at 227 West Monroe Street, Suite 4800, Chicago, Illinois 60606.

ITEM 2(c).        CITIZENSHIP:

                  BVF:                   a Delaware limited partnership
                  Partners:              a Delaware limited partnership
                  BVF Inc.:              a Delaware corporation

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  The class of securities beneficially owned by the persons filing this statement is common stock.

ITEM 2(e).        CUSIP NUMBER:

                  743187 10 6

ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(C), CHECK
                  THIS BOX:         /X/



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CUSIP NO.   743187 10 6               13G               PAGE 6 OF 7 PAGES
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ITEM 4.           OWNERSHIP:

                  The information in items 1 and 5 through 11 on the cover pages (pp.2 - 4) on Schedule 13G is hereby incorporated by reference.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following. /X/

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ANOTHER PERSON:

                  BVF shares voting and dispositive power over the shares of the common stock it beneficially owns with Partners. Partners and BVF Inc. share voting and dispositive power over the shares of the common stock they beneficially own with, in addition to BVF, certain managed accounts on whose behalf Partners, as investment manager, sold such shares. No managed account owns more than 5% of the common stock of Progenics.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A
                  GROUP:

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable.

ITEM 10.          CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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CUSIP NO.   743187 10 6               13G               PAGE 7 OF 7 PAGES
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                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:            November 24, 1999


                  BIOTECHNOLOGY VALUE FUND, L.P.

                  By:      BVF Partners L.P., its general partner

                           By:      BVF Inc., its general partner

                                      By: /s/ Mark N. Lampert
                                          --------------------
                                              Mark N. Lampert
                                              President

                  BVF PARTNERS L.P.

                  By:      BVF Inc., its general partner

                           By: /s/ Mark N. Lampert
                               -------------------
                                   Mark N. Lampert
                                   President

                  BVF INC.

                  By: /s/ Mark N. Lampert
                      -------------------
                          Mark N. Lampert
                          President

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                                    EXHIBIT A

                        AGREEMENT REGARDING JOINT FILING


         The undersigned, Biotechnology Value Fund, L.P., a Delaware limited partnership, and BVF Partners L.P., a Delaware limited partnership, and BVF Inc., a Delaware corporation, hereby agree and acknowledge that the information required by Amendment 1 to Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them. The undersigned further agree that any amendments or supplements thereto shall also be filed on behalf of each of them.

Dated:  November 24, 1999

                  BIOTECHNOLOGY VALUE FUND, L.P.

                  By:      BVF Partners L.P., its general partner

                           By:      BVF Inc., its general partner


                                      By: /s/ Mark N. Lampert
                                          -------------------
                                              Mark N. Lampert
                                              President

                  BVF PARTNERS L.P.

                  By:      BVF Inc., its general partner

                           By: /s/ Mark N. Lampert
                               --------------------
                                   Mark N. Lampert
                                   President

                  BVF INC.

                  By: /s/ Mark N. Lampert
                      --------------------
                          Mark N. Lampert
                          President